Exhibit 4.10

CONSENT OF ISABELLE ROY

Reference is made to the Annual Report on Form 40-F for the year ended February 28, 2013 (the “Annual Report”) of Virginia Mines Inc. (the “Company”), filed with the U.S. Securities and Exchange Commission.

I, Isabelle Roy, participated in the preparation of the following technical reports:

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“Rapport technique et recommandations, Campagne d’exploration 2012, Projet Nichicun, Mines Virginia inc.” completed in February 2013; and

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“Technical Report and Recommendations, Reconnaissance Program, Trieste Project, Québec, Virginia Mines Inc.” completed in January 2013 concerning mineralized material in the Nichicun and Trieste properties for the Company (collectively the “Reports”). Portions of the Reports are summarized, for the Nichicun property, under headings “Item III – Description of the Business – 3.4.4 Geological Setting; 3.4.5 Exploration and Drilling; and 3.4.6 Mineralization” and for the Lac Gayot property, under headings “3.5.4 Geological Setting, 3.5.5 Exploration and Drilling, and 3.5.6 Mineralization” in the Annual Information Form of the Company for the year ended February 28, 2013 (included as Exhibit 1 of the Annual Report, which Exhibit is incorporated by reference herein).

I hereby consent to the inclusion of the foregoing written disclosure and to the references to such disclosure and to my name under the foregoing heading and to all other references to such disclosure and to my name included or incorporated by reference in the Annual Report.

Very truly yours,

/S/ Isabelle Roy
Name: Isabelle Roy, B.Sc., P.Geo.

May 13, 2013